SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 25, 2008
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(d) Election of New Director
     On November 25, 2008, the board of directors (the “Board”) of Ashford Hospitality Trust, Inc. (the “Company”), voted to increase the number of directors on the Board from seven to eight and elected Thomas E. Callahan to hold the newly created director position. Mr. Callahan was also appointed by the Board to serve on the Board’s audit committee. Mr. Callahan will serve on the Board until the next annual meeting of stockholders and his successor has been elected and qualified, or until his earlier resignation.
     Mr. Callahan will receive the same compensation as the Company’s other independent directors, including an annual board retainer of $35,000, meeting fees of $2,000 for each in-person Board or committee meeting attended and $500 for each Board or committee meeting attended via teleconference. Mr. Callahan will also receive the annual grant to each director of 3,200 shares of common stock of the Company, which vest immediately upon re-election to the Board at the Company’s annual meeting of stockholders. In addition, the Company will reimburse Mr. Callahan for all reasonable out-of-pocket expenses incurred in connection with his services on the Board, consistent with reimbursement of such expenses for all members of the Board.
     Mr. Callahan (53) is currently the co-president and chief executive officer of PKF Consulting Corporation, a San Francisco, California-based realty consulting and advisory firm specializing in the hotel and resort industries.
Item 7.01 — REGULATION FD DISCLOSURE
     On December 1, 2008, the Company issued a press release announcing Mr. Callahan’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(b) Exhibits
99.1	Press Release of the Company, dated December 1, 2008.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 1, 2008

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

David A. Brooks Chief Legal Officer